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                                                                      EXHIBIT 23






                         CONSENT OF INDEPENDENT AUDITORS







To The Board of Directors and Shareholders
BTG, Inc.:


        We consent to incorporation by reference in the registration statement (No. 33-97302) on Form S-8 of BTG, Inc. and subsidiaries of our reports dated May 24, 1999, relating to the consolidated balance sheets of BTG, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended March 31, 1999, and the related schedule, which reports appear in the March 31, 1999 annual report on Form 10-K of BTG, Inc. and subsidiaries.







/s/ KPMG  LLP




McLean, Virginia
June 23, 1999